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Genta Initiates Phase 2 Study of Tesetaxel, the Leading Clinical-Stage
Oral Taxane, in Patients with Advanced Melanoma

BERKELEY HEIGHTS, NJ – February 8, 2010 - Genta Incorporated (OTCBB: GETA) announced that the Company has initiated treatment of the first subject in a new Phase 2 trial of tesetaxel in advanced melanoma.  Tesetaxel is the Company’s newest clinical-stage small molecule.  As a late Phase 2 oncology product, tesetaxel is the leading oral taxane currently in clinical development.  The new trial builds on more than ten years of Genta’s experience in melanoma clinical research.

Unlike standard taxanes (paclitaxel [Taxol®] or docetaxel [Taxotere®]) that must be infused intravenously, tesetaxel is a capsule that can be taken by mouth.  The study will examine the effects of tesetaxel in patients with advanced melanoma who have developed progressive disease after treatment with a single first-line regimen.  Endpoints of the study include response rate, durable response, disease control, progression-free survival, and safety.  The study was initiated at M.D. Anderson Cancer Center in Houston, TX, which has been the lead center for Genta’s last two clinical trials in melanoma that together have enrolled approximately 1,100 patients.

“Despite lack of regulatory approval, taxanes have been increasingly used for treatment of patients with metastatic melanoma”, said Dr. Agop Bedikian, Professor of Medicine at M.D. Anderson Cancer Center and the new study’s Principal Investigator.  “For patients who have failed first-line treatment, response rates – particularly durable responses – have been increasingly accepted as important clinical endpoints.  Tesetaxel is a highly exciting and novel tubulin inhibitor with a pharmacokinetic profile that appears extremely promising.  We are enthusiastic about being the lead center for this new endeavor.”

“Taxanes are the most widely used drug class in oncology,” commented Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “A successful oral taxane has been a research objective of many leading pharmaceutical companies.  Our compound has been tested in preliminary studies involving more than 280 patients with various types of cancer in the U.S., Europe, and Japan.  By eliminating serious hypersensitivity infusion reactions, as well as potentially reducing nerve damage and overcoming resistance to standard taxanes, tesetaxel may offer important new treatment options for patients with advanced cancer.”

About Tesetaxel

Tesetaxel is a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  However, both of these agents suffer from serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

With administration as an oral capsule, tesetaxel was developed with a goal of maintaining the high antitumor activity of the taxane drug class while eliminating infusion reactions, reducing neuropathy, and increasing patient convenience.  The oral route also enables the development of novel schedules that may expand dosing options when tesetaxel is used alone or in combination with other anticancer drugs, including “all oral” chemotherapy programs.  Preclinically, tesetaxel has demonstrated substantially higher activity against cell lines that were resistant to paclitaxel and docetaxel, since acquired resistance is not mediated by the multidrug-resistant p-glycoprotein.

As a late Phase 2 oncology product, tesetaxel has demonstrated anticancer activity in its initial clinical trials, and the drug has not been associated with the severe infusion reactions that are linked with other taxanes.  Moreover, unlike other oral taxanes that have been developed, nerve damage has not been a prominent side effect of tesetaxel.  Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity.  More than 280 patients worldwide have been treated with oral tesetaxel in Phase 1 and Phase 2 clinical trials.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense® is being developed as an agent that may enhance the effectiveness of current anticancer therapy.  The Company is currently collecting long-term followup data on durable response and overall survival from its recently completed randomized Phase 3 study of Genasense® in patients with advanced melanoma (the AGENDA trial).   The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite®, which have completed preliminary clinical study as a potential treatment for diseases associated with accelerated bone loss.  The Company is developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Genta intends to evaluate the clinical activity of tesetaxel in a range of human cancers.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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Genta Investor Relations
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